FOR IMMEDIATE RELEASE GATX CORPORATION ADDS ROBERT S. WETHERBEE TO BOARD OF DIRECTORS CHICAGO, July 14, 2025 ‒ GATX Corporation (NYSE: GATX) today announced the election of Robert “Bob” S. Wetherbee to its board of directors. Mr. Wetherbee will also serve as a member of the board’s Audit and Compensation Committees. With the appointment of Mr. Wetherbee, the GATX board will now consist of nine members, including eight independent directors. “We are pleased to welcome Bob to GATX’s board of directors,” said Robert C. Lyons, president and chief executive officer of GATX. “Bob is a proven leader in the specialty materials and metals industries with experience serving a variety of end markets, including a wide range of industrial and commercial aerospace sectors. His insights will be an asset to GATX as we continue executing our growth strategies across our railcar, aircraft spare engine, and tank container leasing businesses globally.” “Bob is an excellent addition to our group of independent directors,” said James B. Ream, chair of the board of directors. “With a professional career of over 40 years, combined with his extensive knowledge in the specialty materials and metals sectors, Bob will provide valuable perspectives to GATX.” Mr. Wetherbee, 65, is executive chairman of ATI Inc., (NYSE: ATI), a producer of high-performance materials and solutions for the global aerospace and defense markets and critical applications in electronics, medical and specialty energy. He became president and chief executive officer of ATI in January 2019 and was named board chair in May 2021. He’s held his current position since July 2024. Mr. Wetherbee joined ATI in 2010 and served as president of its Tungsten Materials and Flat Rolled Products businesses. Mr. Wetherbee served in a variety of key leadership roles over 29 years at Alcoa Inc. as well as at Minerals Technologies, Inc. and Metalspectrum.com, an industry-led e-commerce marketplace. Mr. Wetherbee currently serves on the board of directors of Commercial Metals Company, a global manufacturer, recycler and marketer of steel and metal products, related materials and services, and he has served as board chair since September 2024. Mr. Wetherbee holds a Bachelor of Science degree in industrial administration with an emphasis in accounting from Iowa State University. COMPANY DESCRIPTION At GATX Corporation (NYSE: GATX), we empower our customers to propel the world forward. GATX leases transportation assets including railcars, aircraft spare engines and tank containers to customers worldwide. Our mission is to provide innovative, unparalleled service that enables our customers to transport what matters safely and sustainably while championing the well-being of our employees and communities. Headquartered in Chicago, Illinois since its founding in 1898, GATX has paid a quarterly dividend, uninterrupted, since 1919. NEWS RELEASE

AVAILABILITY OF INFORMATION ON GATX'S WEBSITE Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investors” tab. FOR FURTHER INFORMATION CONTACT: GATX Corporation Shari Hellerman Senior Director Investor Relations and Corporate Communications 312-621-4285 shari.hellerman@gatx.com (07/14/2025)